Exhibit 99.1

PFSweb, Inc. NasdaqCM:PFSW
FQ3 2022 Earnings Call Transcripts
Wednesday, November 09, 2022 10:00 PM GMT

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PFSWEB, INC. FQ3 2022 EARNINGS CALL | NOV 09, 2022

Call Participants

EXECUTIVES

Michael C. Willoughby
President, CEO & Director

R. Zach Thomann
Executive VP & COO

Thomas J. Madden
Executive VP & CFO

ANALYSTS

James Maxwell Rush
Craig-Hallum Capital Group LLC,
Research Division

ATTENDEES

Cody Slach
Gateway Group, Inc.

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PFSWEB, INC. FQ3 2022 EARNINGS CALL | NOV 09, 2022

Presentation
Operator

Good afternoon, everyone, and thank you for participating in today's conference call to discuss PFSweb's Q3 2022 results. Joining us today are PFSweb's CEO, Mike Willoughby; the COO and President of PFS, Zach Thomann; the company's CFO, Tom Madden; and the company's outside Investor Relations Adviser, Cody Slach with Gateway Group. Following their remarks, we'll open the call for your questions.

I would now like to turn the call over to Mr. Slach for some introductory comments.

Cody Slach
Gateway Group, Inc.

Thank you. Before we go further, I'd like to make the following remarks concerning forward-looking statements. All statements in this conference call other than historical facts are forward-looking statements. The words anticipate, believe, estimate, expect, intend, will, guidance, confidence, target, project and other similar expressions typically are used to identify forward-looking statements.

The full disclaimer relating to forward-looking statements as well as certain non-GAAP metrics used in our filings and this presentation can be found in the company's 10-K and Investors section of the PFSweb website under safe harbor statement.

I'd like to remind everyone that this call will be available for replay through November 9, 2023. A webcast replay will also be available via the link provided in today's press release as well as available on the company's website at pfscommerce.com. Any redistribution, retransmission or rebroadcast of this call in any way without the express written consent of PFSweb is strictly prohibited.

Now I'd like to turn the call over to the Chief Executive Officer of PFSweb, Mr. Mike Willoughby. Mike?

Michael C. Willoughby
President, CEO & Director

Thank you, Cody, and good afternoon, everyone. Earlier this afternoon, we issued a press release highlighting our strong third quarter results, a planned special dividend distribution, an update on our strategic alternatives review process and the status of our restructuring processes following our successful divestiture of our LiveArea business last year. Please refer to that press release for details in these areas, and I will provide some color commentary before handing the call over to Tom for a review of our financial results in Q3 and year-to-date.

First, I'm very encouraged by our third quarter operational and financial performance as we continue to experience significant momentum in the business. Our year-to-date performance has been buoyed by a record PFS sales booking year, with Q4 remaining to add to that record, and an intentional focus on premier and luxury brands within our core verticals of health and beauty, fashion and apparel, jewelry and collectibles and consumer packaged goods. These verticals have generally demonstrated resilience despite the macroeconomic headwinds impacting major big box and e-commerce retailers.

I'm proud of the year-to-date service fee equivalent revenue growth rate of over 8% and the continued sequential improvement in our gross margin as we benefit from increased productivity and the benefits of client contract pricing adjustments that went into effect this year. Based on sustained strong consumer and fulfillment service demand across our core verticals, we are maintaining our previously stated 2022 financial outlook, which targets 2022 PFS annual service fee equivalent revenue growth in the range of 5% to 10%. We remain optimistic that we can achieve SFE revenue growth at the upper end of this targeted range.

As we continue working to mitigate wage inflation pressures on our service fee gross margin, we are also continuing to target estimated pro forma PFS stand-alone adjusted EBITDA percentage of service fee equivalent revenue to be within the range of 8% to 10%.

As we look to the future, our objective is to support our growth as a stand-alone platform, by continuing to optimize our cost structure to align more closely with our current operations, size and focus. Tom and Zach will have more details on the accomplishments of our corporate restructuring plan which have already generated cost savings so far this year and are expected to generate significant further cost savings next year.

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PFSWEB, INC. FQ3 2022 EARNINGS CALL | NOV 09, 2022

From where we sit today, we believe we are well positioned for the upcoming holiday peak season, and we built a solid foundation to realize additional client growth and maximize shareholder value headed into next year.

As we look to 2023, we expect our consolidated adjusted EBITDA to be substantially more aligned with the current size and focus of our business, and we expect to provide guidance for service fee revenue and consolidated total company adjusted EBITDA with a high level of transparency into our remaining public company costs for 2023. We believe returning to a focus on total company adjusted EBITDA as a primary financial metric in addition to service fee revenue is appropriate for our restructured and optimized business in 2023. We also expect that the total company adjusted EBITDA, net of the remaining public company costs, will still provide an appropriate comparison to the estimated pro forma PFS stand-alone adjusted EBITDA margin metric we have been providing over the past 2 years.

Before commenting further on the significant news contained in our press release, I'll turn the call over to Tom to discuss our third quarter financials in further detail. Tom?

Thomas J. Madden
Executive VP & CFO

Thank you, Mike. As you will see in our non-GAAP PFS presentation, our Q3 2022 PFS service fee equivalent revenue, or SFE revenue, increased 4% to $43.7 million compared to $42.0 million during the year-ago period. The increase was primarily driven by growth across both new and existing clients, partially offset by client terminations and by foreign currency declines in Europe. Excluding the foreign currency impacts, SFE revenue applicable to the PFS business would have increased by approximately 6% relative to the year-ago period.

Q3 is typically a seasonally softer period for our business as we do not experience high order volumes related to major holidays during this quarter. In addition, several of our newer client engagements that were expected to launch during Q3 were shifted to early Q4, primarily due to non-PFS related case-by-case onboarding and transition delays. That said, we completed the final implementations of these in October and expect to begin seeing these corresponding revenue contributions starting in Q4.

We also recorded minimal product revenue during the third quarter following the termination of our distributor agreement with Ricoh earlier this year. As a reminder, this termination subsequently discontinued our product revenue model with them after we've significantly reduced the size of this program over the past few years. Going forward, we expect to eliminate product revenue from our P&L and ultimately discontinue the term service fee equivalent revenue. While this transition may lead to some short-term confusion in our comparative financial analysis, we believe the change will minimally impact our comparative consolidated adjusted EBITDA results and that it will benefit and clarify our financial presentations in the longer term.

Our 2022 Q3 gross profit margin was approximately 23% of PFS service fee revenue compared to a gross profit margin of approximately 24% in the year-ago period. Consistent with prior quarters, the year-over-year decrease continues to reflect the impacts of industry-wide wage inflation pressures and reduced higher-margin non-fulfillment related revenue, such as technology-related services and project activity.

However, our Q3 margin improved sequentially relative to the second quarter of this year due to increased productivity and implementation of several client contract pricing adjustments. These adjustments have included both permanent price increases and either incremental or reinstituted surcharges on certain client programs. And they largely took effect later in Q2 and the beginning of Q3. As such, we saw incremental benefit during Q3 and expect to see a higher level of revenue and gross margin impact going forward. With more of our mix comprising our core fulfillment and contact center services, we believe our gross margins will continue to align more closely with the typical range for these services which is generally between 20% to 25%.

We continue to believe our price adjustments, cost controls and ongoing productivity enhancements will help us mitigate broader inflationary pressures and ultimately operate with greater profitability. As we monitor economic conditions and progress into the peak season, we are prepared, if necessary, to make additional adjustments to our pricing structure similar to the successful pricing measures we implemented during 2020 and 2021 holiday peak periods.

We remain committed to driving additional savings, implementing further productivity improvements, SG&A and corporate overhead cost reductions and aligning our cost structure more closely with our smaller business model post the LiveArea transaction completed in August 2021. Since August 2021, several key milestones have already been completed, and the company is targeting substantial completion of its corporate restructuring plan by year-end 2022. These have primarily included personnel reductions throughout the organization but also include reductions in certain ongoing professional services costs and other costs.

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PFSWEB, INC. FQ3 2022 EARNINGS CALL | NOV 09, 2022
Most recently, we've made progress on these through the disposition of our corporate headquarters building. The disposition agreement we signed in September entailed a cash buyout of $2.5 million, which was paid in October 2022, resulting in a net incremental restructuring cost impact of approximately $1.6 million in the third quarter, including the net impact of the buyout as well as the elimination of the right-of-use asset and operating lease liability for this facility. However, the divestiture is expected to generate approximately $2 million per year in annual savings.

With most of our corporate office functions already performed remotely or co-located with our production operations centers as part of our Work Anywhere initiative, we expect our corporate office functions to also operate on a hybrid basis going forward. We are currently planning to co-locate additional corporate activity into our second Dallas area fulfillment center, which Zach will describe in greater detail shortly.

Additionally, we are undergoing a restructuring of the executive leadership team and the CEO compensation program to more closely reflect the estimated normalized leadership costs of our continuing operations on an adjusted EBITDA stand-alone basis.

Taken together, since August 2021, the various initiatives are estimated to have resulted in total annual cost savings of approximately $9 million. Our actual consolidated adjusted EBITDA from continuing operations in the third quarter of 2022 improved significantly to $0.2 million compared to an adjusted EBITDA loss of $1.3 million in the year ago period. This primarily reflects the benefits of our client growth and ongoing cost reductions and restructuring initiatives, partially offset by the gross margin impacts I discussed earlier.

Our capital expenditures for PFS in Q3 were approximately $3 million, giving us year-to-date total capital expenditures of approximately $7.5 million. We continue to expect our total 2022 capital expenditures to range between $8 million to $10 million as we further support new contracts. .

Our liquidity position as of September 30, 2022, includes over $140 million of cash and only approximately $0.1 million of debt. This sequential decrease in our cash balance relative to Q2 was primarily driven by the funding of capital expenditures, working capital changes and certain exchange rate fluctuations.

As Mike mentioned, we are targeting our calendar year 2022 service fee equivalent revenue growth to be at the upper end of the targeted 5% to 10% growth rates driven by our strong, sustained fulfillment demand strength. We are also reaffirming our previously stated 2022 financial target for estimated PFS pro forma stand-alone adjusted EBITDA percentage of service fee revenue, which is targeted to range between 8% to 10%. As a reminder, this metric measures our estimated adjusted EBITDA profitability for the PFS business as if we were operating in a nonpublic environment without certain corporate overhead costs.

I'll now turn the call back over to Mike for an update on our strategic alternatives review process. Mike?

Michael C. Willoughby
President, CEO & Director

Thanks, Tom. We continue to work with Raymond James to review a full range of strategic opportunities for the business. Though the completion of our strategic evaluation has been slowed by a combination of macroeconomic headwinds, excess cash on our balance sheet and the need to complete our internal restructuring. As indicated earlier in the call, we have made significant strides in streamlining our organization through rightsizing our SG&A, and we are now in an optimal position to address the cash balance on our balance sheet from the LiveArea transaction in 2021. We believe we can best position successful completion of our strategic review process and respond to any continued macroeconomic headwinds in 2023 by returning excess cash to our shareholders, maintaining a reasonable level of operating cash and establishing a traditional finance facility.

Consistent with this strategy, our Board approved a $4.50 per share special dividend, which results in the return of approximately $111 million of capital from the LiveArea transaction to shareholders. This special dividend will be paid on December 15, 2022, to shareholders of record on December 1, 2022. In our view, after a thorough evaluation of all our viable options, the special dividend is the optimal pathway available to us to return capital to our shareholders in a timely fashion. We also believe these initiatives, along with our expectation of improving financial results, will allow us to continue our strategic alternatives process in 2023 on a much stronger footing. We remain focused on maximizing any potential return for our shareholders and currently expect to complete this review process in 2023.

With a view towards completing our review process next year, I will be devoting most of my time and energy to seeing the strategic alternatives process through to completion. In addition to my role as CEO, I will take on the role of Executive Director of the Board to help facilitate completion of our review process and to manage our planned transition of my CEO responsibilities to Zach. Zach is expected to take on the CEO role mid to late next year following the expected conclusion of our strategic process. Zach's leadership has been a driving force behind our 3 consecutive years

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PFSWEB, INC. FQ3 2022 EARNINGS CALL | NOV 09, 2022
of record order fulfillment performance, and he has played a critical role in enhancing the strength and stability of our business.

I strongly believe the best time for an intentional and orderly leadership transition is during a time of strength and stability, a time that we are currently enjoying, that I expect will continue under Zach's leadership. Zach and I have been preparing for this transition for several years, and I am confident in Zach's ability to lead PFS through its next phase of evolution and growth in the years to come.

Congratulations, Zach. I'm proud of you and all of you have accomplished so far in your impressive career with PFS, and I look forward to staying close and rooting you on to even greater success as you take over leadership next year of this company that I love and have served for almost all of my career. Zach, I think it's a great time to be at PFS.

R. Zach Thomann
Executive VP & COO

Indeed it is, Mike. Thank you for your continued support. I really appreciate it.

During the third quarter and throughout 2022, we have continued to build on our existing momentum evidenced by the fact that we have already achieved a record sales bookings year, with the fourth quarter still remaining.

Within the third quarter specifically, we recorded 9 new bookings worth an estimated $19 million in annual contract value, or ACV, making this our strongest quarter for new bookings as we began reporting bookings separately for our business units in 2018. Year-to-date through the third quarter, we recorded a total of 26 bookings with an estimated $37 million in combined ACV which equates our previous full year bookings record before the fourth quarter of 2022 even began. This momentum is a testament to the quality and agility of our fulfillment platform and the success of the clients that we serve.

As we've discussed throughout 2022, we've had robust new client growth, with many of these new engagements coming with higher ACVs. Importantly, we've also had a strong level of renewals with existing clients. With both of these trends in play, PFS now serves over 100 brands across our total client base compared to 68 brands in 2018, demonstrating the strength of our sales capabilities ability to expand and the enduring value and flexibility of our partnership.

The new client engagements we've announced this year have spanned both growing and established brands. For brands such as Blenders Eyewear and Tubby Todd Bath Co., we've provided scalable, high-quality e-commerce fulfillment operations to support rapid growth in their e-commerce channels as well as offer additional flexibility amid evolving supply chain conditions.

Our direct-to-consumer capabilities, strong performance during peak season and fulfillment presence in both the U.S. and the U.K. have also helped facilitate new client growth, including our recently announced engagement with Wimbledon. In August, we announced that we were selected by the All England Lawn Tennis Club to operate its global order fulfillment operations for the online Wimbledon shop. As a cherished and iconic sports event, Wimbledon carries a rich brand history and has generated growing global demand for official merchandise, especially during the Grand Slam tournaments. Our ability to swiftly scale our operations during these high-demand periods while maintaining the brand's high-quality standards has made us a valued fulfillment partner for them, and we look forward to further supporting this partnership.

Across our core verticals of health and beauty, fashion and apparel, jewelry and collectibles and consumer packaged goods, premier and luxury brands have generally remained resilient to the headwinds that have challenged many big box and e-commerce retailers. This growth is not only buoyed by maintaining spending habits among legacy of luxury consumers but also by evolving spending habits within a changing macroeconomic backdrop. With high inflation broadly pressuring consumers' discretionary incomes, some shoppers have begun operating in line with Leonard Lauder's Lipstick Index. Shoppers have focused their luxury spending on smaller indulgences such as cosmetics in times where prices have risen on household essentials. Others have become more selective about luxury pieces they buy, seeking to make sustainable investments in items from high-quality, long-lasting brands, including for many of the clients we serve.

With the recent Gartner Consumer Community Survey, revealing that over half of consumers will remain loyal to their favorite brands despite inflation and that brand quality significantly fuels the customer loyalty, offering a premium brand experience has never been more crucial. These broader consumer behaviors are expected to carry into the peak holiday season, which we anticipate will remain strong this year despite inflation impacts.

Just last week, the National Retail Federation announced that online and non-store holiday sales are predicted to increase between 10% and 12% compared to last year, representing an expected total of between $262.8 billion and $267.6 billion. In addition, a study conducted by global research firms HarrisX and Samba TV found that 74% of U.S.

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PFSWEB, INC. FQ3 2022 EARNINGS CALL | NOV 09, 2022
adults expect to spend as much or more on holiday gifts this year as they did last year, indicating that consumers still plan to allocate a consistent level of their discretionary spending toward holiday purchases.

That said, concerns about inflation and product availability have translated into a longer holiday season than the years' past for sellers and consumers alike. Many shoppers have already taken advantage of early discounts in October and are expected to spend more on Black Friday and Cyber Monday in particular to make the most of their holiday discretionary dollars.

Our branded scalable multi-node approach to fulfillment allows us to help our clients address these trends and swiftly adapt to the customers' needs. With consumer demand remaining strong within our core verticals, we have the ability to ensure that our new and existing clients can keep pace with customers' buying and consumption patterns as well as quickly ramp new engagements ahead of the approaching peak season.

We are focused on the future as we continue to convert client prospects in our sales pipeline to launches in early 2023, and we expect continued demand for our brand-centric multi-node fulfillment service offering. We remain committed to our 3-pronged approach to growth comprising of the following initiatives: number one, expanding our multi-node fulfillment strategy to better serve our clients' customers; two, converting our strong sales pipeline for continued growth; and three, driving our Fulfillment-as-a-Service product offering to allow for more dynamic and flexible fulfillment networks.

To first provide some additional detail on our fulfillment network, we have already launched our first 2 clients out of our newest facility fulfillment center in North Las Vegas, Nevada, which officially opened during the third quarter. This facility is our second in the Las Vegas area, and it grants us additional capacity to build out our West Coast multi-node fulfillment network and enhance the speed with which we can deliver to West Coast customers. As we continue ramping several newer client engagements, we expect this facility to reach over 75% utilization by the end of the year.

To further expand our fulfillment network, we recently signed the lease for our second Dallas area fulfillment center. We expect to open this facility in the second quarter of 2023, and it provides additional seating for our corporate staff following the disposition of our Allen, Texas location. This new facility in Irving, Texas expands our fulfillment capability in the Southwest and provides an additional hybrid work environment for our DFW-based team members as we continue to uphold the "Work-Anywhere" culture we've established for much of our team through and beyond the pandemic to facilitate optimal productivity and flexibility.

We've built a strong track record with quickly expanding and ramping our fulfillment networks to support new and existing client growth. In addition, we expect to also roll out select pop-up distribution centers this peak season and leverage our Fulfillment-as-a-Service solutions to provide additional flexible capacity consistent with what we've done in past holiday seasons.

Following the success of our recent pop-up deployment for L'Oreal USA's SkinCeuticals brand, we look forward to executing on additional opportunities throughout the holidays. This experience and dynamic solutions grant us a solid foundation to continue supporting robust growth within our current client base and our pipeline over the coming years.

Looking ahead, we believe we're entering a new chapter of growth for our business. We expect contributions from our new client engagements to increase through Q4 and into next year as we ramp this activity, and we continue to work to convert client prospects in our substantial sales pipeline to launches in early 2023. We've proven that we can quickly open and scale our new fulfillment centers to address additional client needs.

I am proud of the progress that we've made throughout 2022, and we remain committed to further optimizing our operational framework and maximizing the value that we create.

I will now turn the call back over to Mike for his closing remarks.

Michael C. Willoughby President, CEO & Director

Thanks, Zach. I believe it's an exciting time for the business, and I'm proud of our progress so far in 2022, our momentum going forward and the tangible shareholder value that we've created with the special dividend that we declared today.

With that, we'll now open the call for questions and answers. Shannon?

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PFSWEB, INC. FQ3 2022 EARNINGS CALL | NOV 09, 2022
Question and Answer

Operator

[Operator Instructions] Our first question comes from James Rush from Craig-Hallum.

James Maxwell Rush
Craig-Hallum Capital Group LLC, Research Division

James on for George Sutton. Congrats on the solid results and the special dividend. So first, could you sort of touch on what's driving sort of the strength and momentum that you're seeing in bookings in the pipeline? Are there any verticals or customer types doing better than others?

R. Zach Thomann
Executive VP & COO

Sure. This is Zach. I think what we're continuing to see, and we tried to illustrate on the call is that within our core verticals, specifically for branded manufacturers that offer a premier or luxury experience, they're continuing to see growth in the e-commerce channel. We've seen that really from the pandemic forward, and it's really driving their investment into their e-commerce channel. We're also seeing a trend that we've seen over the last couple of quarters that we've highlighted, which is we're seeing much more engagement for both B2B as well as direct-to-consumer engagements together. That's helping drive a higher ACV per booking and that's really helping us drive the momentum. And really, our platform is really catered towards that end and providing a full service for those brands.

James Maxwell Rush
Craig-Hallum Capital Group LLC, Research Division

Got you. And then it sort of sounds like you're ramping some new customers, a very strong pipeline. Could you help us get a sense of sort of what to expect in 2023 in terms of revenue growth margins or sort of changes in potential growth or strategic initiatives?

Michael C. Willoughby
President, CEO & Director

Yes. So I think, James, the trends that we're seeing in the business currently around our ability to perform within the targeted gross margin range, mitigate any of the cost pressures that we do experience as we've done over the past couple of quarters and expect to continue to do as we move into Q4, those trends should continue into next year. And while we're not providing guidance for '23 yet, I think that the current expectation that we have for 5% to 10% growth, and we're looking at the kind of EBITDA margins that we've provided, I don't see any reason that those would be any lower. So not to set a bar necessarily, but I think that's probably a bar that we're comfortable with at this point. And then we'll give you specific '23 guidance as we kind of move into the first part of the year, along with how we did during the holiday like we typically do.

James Maxwell Rush
Craig-Hallum Capital Group LLC, Research Division

Great. And then at a high level, can you just sort of give us an update on how the strategic process is going? Or any changes since your last update just in terms of like what you're seeing or hearing in the market? I mean there have been a couple of private transactions happen. And so I just think it would be helpful to sort of hear about how your thought process may have changed or changes in what you're hearing?

Michael C. Willoughby
President, CEO & Director

Sure. So I think consistent with what we said in the last call, we have experienced these headwinds or points of friction, which I don't think are unique to us. We've noticed that in the M&A markets, transactions are down pretty significantly year-over-year. The Wall Street Journal reported a 43% decrease in M&A transactions in the U.S. this year compared to last. So we certainly see a macro market condition that's not overly friendly to getting deals done. I think we also experienced some specific points of friction that we pointed out in our prepared comments, in the press release, including the fact that it's really a market where I think buyers are looking either for a bargain, which may be a

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PFSWEB, INC. FQ3 2022 EARNINGS CALL | NOV 09, 2022
turnaround story or something that's got some significant complication to it or they're looking for a pristine situation, and we're neither a bargain nor were we pristine as we came to market.

So the corporate restructuring activities that we have been doing all year, really, in my opinion, needs to be complete in order for us to provide a good, clean story. And so as we are completing those towards the end of this year, we'll be in a better position to have that more pristine story to tell.

I also believe that the excess cash that we had on our balance sheet is a point of friction that is a point of friction not only for current investors as they try to understand the intrinsic value of our company and you've got a significant amount of excess cash there. It also ends up being a complication for prospective buyers, especially financial sponsors that have to figure out how they're going to buy that excess cash or require us to do the special dividend as part of the transaction. All of those things are just complicated conversations that you don't want to have when you're talking to prospects. So these things that we are doing, including the special dividend and completing our restructuring are aimed at eliminating the points of friction we have control over. And the question is, as we go into next year, what's the market going to be like? None of us have the answer to that question. But I think even in a market that continues to be difficult, having a really good story to tell, that's free of the complications I mentioned, positions us much better to have those conversations.

And that really is just my job. As I indicated in my prepared comments, the Board has asked me to concentrate on that in the first part of the year with an expectation that we can bring that to a close one way or another in 2023.

Operator

At this time, that concludes our question-and-answer session. I would now like to turn the call back over to Mr. Willoughby for closing remarks.

Michael C. Willoughby
President, CEO & Director

Thank you, Shannon. I'd really like to thank everyone who attended the call this afternoon. Tom and I and Zach remain very open to hearing from all of our investors. If you have follow-up questions, please work with Gateway to schedule those, and we look forward to having those conversations. Hope you're rooting for us this holiday season. We're looking for a great holiday season and hope to bring you some really good stats early in January. And I wish all of you happy holidays, and thank you for being with us today.

Operator

Ladies and gentlemen, this does conclude today's teleconference. You may disconnect your lines at this time. Thank you for your participation.

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PFSWEB, INC. FQ3 2022 EARNINGS CALL | NOV 09, 2022

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